As filed with the Securities and Exchange Commission on March 13, 1998
                                                   Registration No. 333 - 38901
-------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------

                     POST-EFFECTIVE AMENDMENT NO. 1 TO
                                  FORM S-3

                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933

                         ICN PHARMACEUTICALS, INC.
           (Exact Name of Registrant as Specified in its Charter)

                     Delaware                           33-0628076
           (State or Other Jurisdiction              (I.R.S. Employer
         of Incorporation or Organization)          Identification No.)

                             3300 Hyland Avenue
                        Costa Mesa, California 92626
                               (714) 545-0100
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)

                                 Copies To:
                               David C. Watt
     Executive Vice President, General Counsel and Corporate Secretary
                         ICN Pharmaceuticals, Inc.
                             3300 Hyland Avenue
                        Costa Mesa, California 92626
                               (714) 545-0100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                           of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]



                      Calculation of Registration Fee
-------------------------------------------------------------------------------
Title of Each
Class of                         Proposed          Proposed
Securities                       Maximum           Maximum          Amount of
to be            Amount to be    Offering Price    Aggregate        Registration
Registered(1)    Registered(2)   Per Share         Offering Price   Fee
---------------  --------------  --------------    ---------------  ------------

Common Stock,      551,595
$.01 par value     shares(3)          (6)             (6)               (6)
per share
Common Stock,       31,700
$.01 par value      shares(4)         (6)             (6)               (6)
per share
Common Stock,      291,648
$.01 par value     shares(5)          (6)             (6)               (6)
per share
--------------------------------------------------------------------------------


(1)  Also includes associated Preferred Stock Purchase Rights.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock are registered hereunder that may be issued in the event that applicable antidilution provisions with respect to the exchange of the
     Certificates become operative, and an indeterminate number of additional shares of Common Stock are registered hereunder that may be issued by reason of any stock split, stock dividend or similar transaction involving the Common Stock.

(3) Up to 551,595 shares of Common Stock issuable upon the exchange of the Certificates were registered on Form S-3 as originally filed with the Securities and Exchange Commission on October 28, 1997.

(4) By pre-effective Amendment No. 1 to Form S-3, filed with the Securities and Exchange Commission on December 19, 1997, an additional 46,818 shares of Common Stock issuable upon the exercise of Warrants by H.J. Meyers & Co., Inc. or its designees, and an additional 31,700 shares of Common Stock were registered. Because the Warrants expired at 5:01 p.m. on January 27, 1998, this Registration Statement, as amended, does not include the Common Stock issuable upon the exercise of the Warrants.

(5) Pursuant to Rule 416(b) under the Securities Act, the number of shares of Common Stock covered by this Registration Statement includes 291,648 additional shares of Common Stock issuable by reason of the three for two stock split in the nature of a dividend payable on March 16, 1998 to holders of record of the Common Stock on February 17, 1998.

(6) A fee of $7,882.17 was paid upon the initial filing of this Registration Statement on October 28, 1997 and a fee of $1,147.95 was paid upon the filing of the pre-effective Amendment No. 1 to this Registration Statement on December 19, 1997. Because the additional shares are being registered pursuant to Rule 416, no additional filing fee is being paid.

     THIS POST-EFFECTIVE AMENDMENT NO. 1 SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933 ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(c), MAY DETERMINE.


Subject to Completion, Dated March 13, 1998

PROSPECTUS

                         ICN PHARMACEUTICALS, INC.

                       874,943 SHARES OF COMMON STOCK

     This Prospectus relates to an offering of up to 827,393 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of ICN Pharmaceuticals, Inc., a Delaware corporation ("ICN" or the "Company"), that may be issued upon the exchange of the new and old Bio Capital Holding Swiss Franc Exchangeable Certificates due February 17, 2002, in the aggregate principal amounts of Swiss Francs 37,870,000 and 1,745,000, respectively (collectively, the "Certificates"), of Bio Capital Holding, a Guernsey, Channel Islands trust. From and after the combination on November 10, 1994 (the "Merger") of ICN Pharmaceuticals, Inc. ("Old ICN"), SPI Pharmaceuticals ("SPI"), Viratek Inc. ("Viratek"), and ICN Biomedicals, Inc. ("Biomedicals") (collectively, the "Predecessor Companies"), the Certificates have been exchangeable into shares of Common Stock. In conjunction with the Merger, SPI, Old ICN and Viratek merged into ICN
Merger Corp., and Biomedicals merged into ICN Subsidiary Corp., a wholly owned subsidiary of ICN Merger Corp., and ICN Merger Corp. was renamed ICN Pharmaceuticals, Inc. ICN has notified the trustee for Bio Capital Holding, Ansbacher (Guernsey) Limited, of its intention to redeem the new
Certificates on April 28, 1998 at 100% of principal amount plus accrued interest. Certificate holders will have the right to convert the new Certificates into Common Stock prior to redemption at a conversion rate of $31.431 based on an exchange rate of 1.494 Swiss Francs per $1.00. If all new Certificates are converted, approximately 805,500 shares of Common Stock will be issued. As of March 10, 1998, approximately 4,200,000 Swiss Francs of the bonds had been converted and 33,700,000 Swiss Francs of the bonds were still outstanding. As a result of the redemption, certain Zero Coupon Bonds with a current value of approximately $23,000,000 that were used as collateral for the new Certificates will be released, and the proceeds from the sale of the Zero Coupon Bonds will be used for general working capital purposes.

     As of March 10, 1998, the new and old Certificates were exchangeable into Common Stock at prices of $31.431 and $54.171, respectively, per share, subject to adjustment for dilutive issues. Accordingly, each new and old Certificate representing 5,000 Swiss Francs principal amount is exercisable into 106.48 and 59.94 shares of Common Stock, respectively. For the purposes of calculating the number of shares issued on exchange of the Certificates, the exchange rates of 1.494 and 1.59 Swiss Francs per U.S. Dollar are used throughout the life of the new and old Certificates, respectively. Cash will be paid in lieu of fractional shares upon the exchange of the Certificates.

     In addition, this Prospectus relates to the resale of up to 47,550 shares (the "Rzeszow Shares") of Common Stock that may from time to time be offered or sold by certain employees (the "Rzeszow Employees") of Polfa Rzeszow S.A. ("Rzeszow"), a Polish pharmaceutical company. In connection with ICN's acquisition of an 80% interest in Rzeszow, ICN agreed to issue the Rzeszow Shares covered by this Prospectus to the Rzeszow Employees. The offer and sale of the Rzeszow Shares to the Rzeszow Employees was made outside the United States in compliance with Regulation S of the Securities Act of 1933, as amended (the "Securities Act").

     In February 1998, the Company announced a three for two stock split in the nature of a dividend payable on March 16, 1998. Unless otherwise indicated, references to the number of shares of Common Stock in this Prospectus give effect to the additional shares of Common Stock issuable pursuant to the stock split.

     The Company has agreed to bear all expenses in connection with the registration of the Common Stock on behalf of the Certificate holders and the Rzeszow Employees.

     The Rzeszow Employees and any broker-dealers, agents or underwriters that participate with the Rzeszow Employees in the distribution of the Rzeszow Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Rzeszow Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "ICN." On March 10, 1998, the closing sale price per share, as reported by the NYSE, was $64.69.

     The Rzeszow Shares may be sold from time to time by the Rzeszow Employees, or, in certain cases, by their transferees or assignees. Such sales may be made in the over-the-counter market, on the NYSE or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Rzeszow Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Rzeszow Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The Date of this Prospectus is March __, 1998.

[RED HERRING]
Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, at 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained (at prescribed rates), by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also is available through the Commission's Website (http://www.sec.gov). Such material also can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Common Stock. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the Commission's rules and regulations. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission as described above.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following reports and documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference as of their respective dates:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, dated March 31, 1997, as amended by Form 10-K/A, dated July 24, 1997.

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 1997, dated May 15, 1997.

     3. Quarterly Report on Form 10-Q for the three months ended June 30, 1997, dated August 14, 1997.

     4. Quarterly Report on Form 10-Q for the three months ended September 30, 1997, dated November 14, 1997.

     5. Current Report on Form 8-K, dated December 18, 1997, as amended by Form 8-K/A, dated February 17, 1998.

     6. The description of the Common Stock and associated Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A, dated November 10, 1994.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant to this Prospectus (this "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE REPORTS AND DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH REPORTS OR DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DAVID C. WATT, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626. TELEPHONE INQUIRIES MAY BE DIRECTED TO DAVID C. WATT AT (714) 545-0100.

                                THE COMPANY

     ICN is a multinational pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products and provides radiation monitoring services. The Company pursues a strategy of international expansion which includes (i) the consolidation of the Company's leadership position in Eastern Europe and Russia; (ii) the acquisition of high margin products that complement existing product lines and can be registered and introduced into additional markets to meet the specific needs of those markets; and (iii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements. References to ICN or the Company include the subsidiaries of ICN, unless the context requires otherwise.

     The Company distributes and sells a broad range of prescription and over-the-counter pharmaceutical and nutritional products in over 60 countries worldwide, primarily in North America, Latin America, Western Europe and Eastern Europe. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cancer, cardiovascular disease, diabetes and psychiatric disorders. Among the Company's products is the broad spectrum antiviral agent ribavirin, which is marketed in the United States, Canada and most of Europe under the trade name Virazole(R). Virazole(R) is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and human immunodeficiency virus (HIV). In the United States, Virazole(R) is approved only for use in hospitalized infants and young children with severe lower respiratory infections due to RSV.

     The Company believes it has substantial opportunities to realize growth from its internally developed compounds. These compounds are the result of significant investments in its research and development activities related to nucleic acids conducted over three decades. On July 28, 1995, the Company entered into an Exchange License and Supply Agreement (the "Agreement") and a Stock Purchase Agreement with a subsidiary of Schering-Plough Corporation ("Schering") to license the Company's proprietary drug, ribavirin, as a treatment for chronic hepatitis C in combination with Schering's alpha interferon (the "Combination Therapy"). The Agreement provided the Company an initial non-refundable payment by Schering of $23,000,000, and future royalty payments to the Company for marketing of the drug, including certain minimum royalty rates. Schering will have exclusive marketing rights for ribavirin for hepatitis C worldwide, except that the Company will retain the right to co-market in the countries of the European Economic Community. In addition, Schering will purchase up to $42,000,000 in Common Stock upon the achievement of certain regulatory milestones. Under the Agreement, Schering is responsible for all clinical developments and regulatory activities worldwide. During 1996, clinical trials commenced with the enrollment of more than 2,000 patients. In December 1997, the Company was informed by Schering that Schering had filed a New Drug Application for the Combination Therapy with the U.S. Food and Drug Administration (the "FDA"). See "Risk Factors -- No Assurance of Successful Development and Commercialization of Future Products."

     The Company believes it is positioned to expand its presence in the pharmaceutical markets in Eastern and Central Europe. In 1991, the Company acquired a 75% interest in Galenika Pharmaceuticals ("Galenika"), a large drug manufacturer and distributor in Yugoslavia. Galenika was subsequently renamed ICN Yugoslavia. This acquisition added new products and significantly expanded the sales volume of the Company. With the investment in ICN Yugoslavia, the Company became one of the first Western pharmaceutical companies to establish a direct investment in Eastern Europe. ICN Yugoslavia continues to be a significant part of the Company's operations although its sales and profitability have, at times, been substantially diminished owing principally to the imposition of sanctions on Yugoslavia by the United Nations. The United Nations Security Council adopted resolutions, however, that in December 1995, suspended and, in October 1996, lifted economic sanctions which had been imposed on the Federal Republic of Yugoslavia since May of 1992. The suspension and lifting of economic sanctions enabled ICN Yugoslavia to resume exporting certain of its product lines to Russia, other Eastern European Markets, Africa, the Middle East and the Far East. See "Risk Factors -- Risk of Operation in Yugoslavia."

     In 1995, the Company acquired a 75% interest in ICN Oktyabr, one of the largest pharmaceutical companies in the Russian Federation. The Company purchased an additional 15% interest in ICN Oktyabr, in 1996, raising its ownership to 90%. Also in 1996 and 1997, the Company acquired a 67% interest in Alkaloida Chemical Co. ("Alkaloida"), one of the largest pharmaceutical companies in terms of sales in Hungary and a major world producer of morphine and related compounds. In 1996 and 1997, the Company greatly expanded its Russian presence through the acquisition of four additional pharmaceutical companies: Leksredstva, located in Kursk; Polypharm, located in Chelyabinsk; Marbiopharm, located in Yoshkar-Ola; and AO Tomsky Chemical and Pharmaceutical Plant ("Tomsk"), located in Tomsk. The combined sales of these five companies establish the Company among the largest pharmaceutical companies in Russia today and a pioneer and leader in the privatization movement. In October 1997, the Company acquired an 80% interest in Rzeszow, a pharmaceutical company located in Poland. In February 1998, the Company announced that it would invest $300,000,000 in Russia over the next five years, including $47,000,000 for the construction of a new pharmaceutical plant as part of its ongoing modernization of ICN Oktyabr. The Company is currently exploring acquisition opportunities in Russia and the Czech Republic. See "Risk Factors -- Risk of Operations in Eastern Europe, Russia and China."

     In August 1997, ICN Puerto Rico, Inc. (the "Subsidiary") acquired the worldwide rights (except India) to seven products: Alloferin, Ancotil, Glutril, Limbitrol, Mestinon, Prostigmin and Protamin from F. Hoffmann-La Roche Ltd. ("Roche"). The Subsidiary also obtained worldwide rights outside of the United States and India to Efudix and Librium. The Company received the product rights in exchange for $90,000,000 payable in a combination of 1,600,000 shares of the Company's Common Stock valued at $40,000,000 and 2,000 shares of a new issue of the Company's convertible preferred stock valued at $50,000,000. Each share of the Company's convertible preferred stock is convertible into 1,000 shares of Common Stock at a conversion price equivalent to $25 per share. The Company guaranteed Roche a price initially at $25.75 per share of Common Stock, increasing at a rate of 6% per annum for three years, with the Company being entitled to any proceeds realized by Roche from the sale of these shares during the guarantee period in excess of the guaranteed price. The preceding share and per share amounts do not give effect to the three for two stock split in the nature of a dividend payable on March 16, 1998. Also in August 1997, the Subsidiary purchased for $55,000,000 in cash and the assumption of certain debt, Roche's Humacao, Puerto Rico manufacturing plant (the "Humacao, Puerto Rico Plant"), which meets current U.S. Food and Drug Administration Good Manufacturing Practices for various products, including: Aleve, Naprosyn, EC Naprosyn, Anaprox and Cytovene. Simultaneously, Roche leased the Humacao, Puerto Rico Plant from the Company for two years at $8,000,000 per annum. On December 5, 1997, the Company acquired the worldwide rights to Levo-Dromoran and Tensilon from subsidiaries of Roche, and pursuant to an option granted by Roche to the Company in connection with the August 1997 transaction, the Company obtained the U.S. rights to Efudix and Librium for a total aggregate purchase price of approximately $89,000,000 (the purchase price for which was paid utilizing the price appreciation in the Common Stock issued to Roche in August 1997).

     On February 24, 1998, the Company acquired from SmithKline Beecham plc ("SKB") the Asian, Australian and African rights to 39 prescription and over-the-counter pharmaceutical products, including Actal, Breacol, Coracten, Eskornade, Fefol, Gyno-Pevaryl, Maxolan, Nyal, Pevaryl, Ulcerin and Vylcim. The Company received the product rights in exchange for $45,500,000 payable in a combination of $22,500,000 in cash and preferred stock convertible into approximately 410,000 shares of Common Stock (the "SKB Shares") based on a price of $56.05 per share. Except under certain circumstances, SKB has agreed not to sell the SKB Shares until November 4, 1999. The Company has agreed to pay SKB an additional amount in cash (or, under certain circumstances, shares of Common Stock) to the extent proceeds received by SKB from the sale of the SKB Shares during a specified period from and after November 4, 1999 and the then market value of the unsold SKB Shares do not provide SKB with an average value of $69.00 per share (including any dividend paid on the SKB Shares). Alternatively, SKB is required to pay the Company an amount, in cash or shares of Common Stock, to the extent that such proceeds and market value provide SKB with an average per share value in excess of $69.00 per share (including any dividend paid on the SKB Shares). The preceding share and per share amounts do not give effect to the three for two stock split in the nature of a dividend payable on March 16, 1998.

     In addition to its pharmaceutical operations, the Company also develops, manufacturers and sells, through its wholly owned subsidiary, ICN Biomedicals, Inc., a broad range of research and diagnostic products and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalog and direct mail marketing programs.

     The principal executive offices of the Company are located at 3300 Hyland Avenue, Costa Mesa, California 92626. The telephone number at such address is (714) 545-0100.

                                RISK FACTORS

     An investment in the Common Stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. A holder of the Certificates should be fully aware of the risk factors set forth herein when evaluating whether to exchange the Certificates into Common Stock. This Prospectus contains or incorporates statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and in the documents incorporated by reference and may include statements regarding, among other matters, the Company's growth opportunities, the Company's acquisition strategy, regulatory matters pertaining to governmental approval of the marketing or manufacturing of certain of the Company's products and other factors affecting the Company's financial condition or results of operations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking known and unknown statements. Such factors include the various risk factors described below.

     DEPENDENCE ON FOREIGN OPERATIONS

     Approximately 75% and 80% of the Company's net sales for 1995 and 1996, respectively, and approximately 78% and 80% of the Company's net sales for the nine months ended September 30, 1996 and 1997, respectively, were generated from operations outside the United States. The Company operates directly and through distributors in North America, Latin America (principally Mexico), Western Europe and Eastern Europe and through distributors elsewhere in the world. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation and other restrictive governmental actions. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable. The Company does not currently have a hedging program to protect against foreign currency exposure and, in certain of the countries in which the Company operates, no effective hedging program is available.

     RISK OF OPERATIONS IN YUGOSLAVIA

     ICN Yugoslavia represents a material part of the Company's business. Approximately 46% and 44% of the Company's net sales for 1995 and 1996, respectively, were from ICN Yugoslavia. In addition, approximately 50% and 62% of the Company's operating income for 1995 and 1996, respectively, and approximately 45% and 32% of the Company's net sales for the nine months ended September 30, 1996 and 1997, respectively, were from ICN Yugoslavia. ICN Yugoslavia, a 75% owned subsidiary, operates in a business environment that is subject to significant economic volatility and political instability. The economic conditions in Yugoslavia include continuing liquidity problems, unemployment, a weakened banking system and a high trade deficit. Between May 1992 and December 1995, ICN Yugoslavia operated under United Nations' sanctions that severely limited the ability to import raw materials and prohibited all exports. While the sanctions have been suspended, certain risks, such as hyperinflation, currency devaluations, wage and price controls and potential government action could continue to have material adverse impact on the Company's financial position and results of operations.

     During 1992 and 1993, the rate of inflation in Yugoslavia was over one billion percent per year. Inflation was dramatically reduced in January 1994 when the government enacted a stabilization program designed to strengthen its currency. This program reduced the annualized inflation rate to five percent by the end of 1994, increased the availability of hard currency, stabilized the exchange rate of the dinar and improved the overall economy. In 1995, the effectiveness of the stabilization program began to wane, resulting in a decline in the availability of hard currency and an acceleration of inflation to an annual rate of 90% by year end. In November 1995, the dinar was devalued from a rate of 1.4 dinars per U.S.$1 to a rate of 4.7 dinars per U.S.$1.

     During 1996, inflation increased further to an annual rate of 95% and the availability of hard and local currency continued to decline. The lifting of sanctions by the United Nations eventually provided opportunities to export outside of Yugoslavia. A policy of strict monetary control in Yugoslavia has kept inflation at a current annual level of approximately 40%. However, Yugoslavia has not fully recovered the international status it held before sanctions were imposed and management believes that economic reform and privatization is necessary before the economy will improve dramatically. The Yugoslavian government is still negotiating to regain membership in the International Monetary Fund and World Bank. Management believes that the 1997 Presidential and parliamentary elections may result in political change that would lead to economic reform, although such elections also have the potential to create additional political instability and currency devaluations.

     In an effort by the National Bank of Yugoslavia to control inflation through tight monetary controls, Yugoslavia is now experiencing severe liquidity problems. This has resulted in longer collection periods on ICN Yugoslavia's receivables. Most of ICN Yugoslavia's customers are slow to pay due to delays of health care payments by the government. This has also resulted in ICN Yugoslavia being unable to make timely payments on its payables. ICN Yugoslavia is attempting to reduce its receivables and improve its cash flow by restricting future sales; however, these actions may result in sales and earnings in 1997 that are lower than such amounts in 1996. See "Recent Developments."

     ICN Yugoslavia began 1997 with a net monetary asset exposure of $134,000,000 which was subject to foreign exchange loss if a devaluation of the dinar was to occur. During the first nine months of 1997, the Company reduced its monetary exposure by converting dinar-denominated accounts receivable into notes receivable payable in dinars, but fixed in dollar amounts. The first conversion was made early in the first quarter of 1997 with $50,000,000 of accounts receivable converted into a one year note with interest at LIBOR plus one percent. A second conversion was arranged at the end of the first quarter of 1997 through an agreement with the Yugoslavian government to purchase $50,000,000 of drugs. The sales under this agreement were converted into a note receivable bearing interest at LIBOR plus one percent on the outstanding balance and has special payment guarantees with the payment fixed in dollar amounts. The second agreement also allows the Company to offset payroll tax obligations against outstanding accounts receivable balances. Subsequent to these two agreements, the Company negotiated an arrangement with the government of Yugoslavia under which ICN Yugoslavia would commit to continue to provide products, in dollar denominated sales, in an amount up to $50,000,000 per calendar quarter for one year, and the government would pay a minimum of $9,500,000 per month towards outstanding receivables. However, at no point in time can the amount due to ICN Yugoslavia from the government exceed $200,000,000, including both accounts and notes receivable. Receivables that arise from this agreement are interest bearing with interest at the LIBOR rate plus one percent. As of September 30, 1997, ICN Yugoslavia had a net monetary asset position of $48,000,000 which would be subject to foreign exchange loss if a devaluation of the dinar was to occur.

     The Company was able to reduce its overall accounts receivable balance from the beginning of the year through collections and the conversion of $130,000,000 of accounts receivable into notes receivable as discussed above. As of September 30, 1997, the accounts receivable balance was $74,471,000. The willingness of the Yugoslavian government to provide the Company protection against devaluation on its receivables in exchange for longer payment terms is a reflection of the strict adherence to government policy on controlling inflation by limiting the amount of hard currency in circulation. This policy was initially established with the start of the stabilization program in 1994.

     With 80% of ICN Yugoslavia sales arising from government or government-sponsored entities, ICN Yugoslavia is financially dependent on the Yugoslavian government. Additionally, ICN Yugoslavia is also subject to credit risk in that 60% of its December 31, 1996, domestic accounts receivables and 31% of its year-to-date sales are with three major customers.

     ICN Yugoslavia is subject to price controls in Yugoslavia. The size and frequency of government-approved price increases are influenced by local inflation, devaluations, cost of imported raw materials and demand for ICN Yugoslavia products. During 1995, 1996 and the first nine months of 1997, ICN Yugoslavia received fewer price increases than in the past due to lower relative levels of inflation. As inflation increases, the size and frequency of price increases are expected to increase. Price increases obtained by ICN Yugoslavia are based on economic events preceding such an increase and not on expectations of ongoing inflation. A lag in approved price increases could reduce the gross margins that ICN Yugoslavia receives on its products. Although the Company expects that ICN Yugoslavia will limit sales of products that have poor margins until an acceptable price increase is received, the impact of an inability to obtain adequate price increases in the future could have an adverse impact on the Company as a result of declining gross profit margins or declining sales in an effort to maintain existing gross margin levels.

     RISK OF OPERATIONS IN RUSSIA, EASTERN EUROPE AND CHINA

     The Company has invested a total of approximately $28,404,000 for majority interests in five pharmaceutical companies located in Russia. In addition, the Company is planning to invest $300,000,000 in Russia over the next five years, including $47,000,000 for the construction of a new pharmaceutical plant in connection with its modernization of ICN Oktyabr. The Company also has invested approximately $23,600,000 in its 67% interest in ICN Hungary. In October 1997, the Company invested approximately $33,700,000, and 31,700 shares of Common Stock valued at $1,709,000 to be issued to certain employees (see "Selling Stockholders"), in an 80% interest in Rzeszow, a pharmaceutical company located in Poland, and has committed to invest an additional $20,000,000 in 1998 and 1999, which will give the Company a 90% interest in Rzeszow. In September 1996, the Company committed to invest an aggregate of $24,000,000 in a joint venture with Jiangsu Provincial Wuxi Pharmaceutical Corporation ("Wuxi"), a Chinese state-owned pharmaceutical corporation. Although the Company believes that investment in Russia, Eastern Europe, China and other emerging markets offers access to growing world markets, the economic and political conditions in such countries are uncertain. See "-- Dependence on Foreign Operations."

     NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. There can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. In addition, the Company may require financing over the next several years to fund costs of development and acquisitions of new products and, if Virazole(R) is approved for treatment of chronic hepatitis C in Combination Therapy (for which there can be no assurance), to expand the production and marketing of Virazole(R) in the countries of the European Union, where the Company has retained co-marketing rights under the License Agreement. It may be desirable or necessary for the Company to enter into licensing arrangements with other pharmaceutical companies in order to market effectively any new products or new indications for existing products such as the License Agreement with Schering for the marketing of Virazole(R) for Combination Therapy (if approved). There can be no assurance that the Company will be successful in raising such additional capital or entering into such marketing arrangements, if required, or that such capital will be raised, or such marketing arrangements will be, on terms favorable to the Company.

     LIMITED PATENT PROTECTION

     The Company may be dependent on the protection afforded by its patents relating to Virazole(R) and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole(R) to treat specified human viral diseases. If future development of Virazole(R) in Combination Therapy is successful and approval is granted in the United States, an additional award of exclusivity will be granted of up to three years from the date of approval (Waxman-Hatch Act); however, there can be no assurance that such development will be successful or that such approval will be obtained. While the Company has patents in certain foreign countries covering the use of Virazole(R) in the treatment of certain diseases, which coverage and expiration varies and which patents expire at various times through 2006, the Company has no, or limited, patent rights with respect to Virazole(R) and/or its use in certain foreign countries where Virazole(R) is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. However, the Company and Schering intend to file applications for approval of Combination Therapy through a centralized procedure in the European Union (which includes France, Germany and Great Britain). If such approval is granted, the Company and Schering would be afforded either six or ten years (depending upon the particular country) of protection for the Combination Therapy against competition. There can be no assurance that the loss of the Company's patent rights with respect to Virazole(R) upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company.

     As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries.

     UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company intends aggressively to continue its strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired company may have a material impact on the future growth or success of the Company. Since some or all of these potential acquisitions may be affected with the issuance of Common Stock by the Company to the sellers of the businesses being acquired or financed with the issuance of Common Stock or securities convertible into Common Stock, the interest of existing stockholders in the Company may be diluted (which dilution may be material depending on the size and the number of acquisitions consummated). Subject to sufficient authorized and unissued shares of Common Stock being available, no stockholder approval of any acquisition transaction would be required unless the number of shares of Common Stock issued by the Company in connection with the transaction (or series of related transactions) were to exceed 20% of the then outstanding shares of Common Stock.

     POTENTIAL LITIGATION EXPOSURE

     Pursuant to an Order Directing Private Investigation and Designating Officers to Take Testimony, entitled In the Matter of ICN Pharmaceuticals, Inc., (P-177) (the "Order"), a private investigation is being conducted by the SEC with respect to certain matters pertaining to the status and disposition of the Hepatitis C NDA. As set forth in the Order, the investigation concerns whether, during the period from June 1994 through February 1995, the Company, persons or entities associated with it and others, in the offer and sale or in connection with the purchase and sale of ICN securities, engaged in possible violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, by having possibly: (i) made false or misleading statements or omitted material facts with respect to the status and disposition of the Hepatitis C NDA; (ii) purchased or sold Common Stock while in possession of material, non-public information concerning the status and disposition of the Hepatitis C NDA; or (iii) conveyed material, non-public information concerning the status and disposition of the Hepatitis C NDA, to other persons who may have purchased or sold Common Stock. The Company has cooperated with the Commission in its investigation. On January 13, 1998, ICN received a letter from the SEC's Philadelphia District Office (the "District Office") stating the District Office's intention to recommend to the Commission that it authorize the institution of a civil action against the Company and Milan Panic, Chairman and Chief Executive Officer of the Company. As set forth in the letter, the District Office seeks the authority to commence a civil action to enjoin the Company from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and to impose a civil penalty of up to $500,000 on ICN. In regard to Mr. Panic, the District Office seeks the authority to begin a civil action (i) to enjoin Mr. Panic from future violations of Section 17(a) of the
Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder; (ii) for disgorgement of approximately $390,000; (iii) for prejudgment interest; (iv) for a civil penalty pursuant to Section 21A of the Exchange Act that cannot exceed three times any amount disgorged and
(v) for an officer and director bar pursuant to Section 21 of the Exchange Act. On January 30, 1998, the Company filed submissions with the Commission urging that it reject the District Office's request.

     The Company has received Subpoenas (the "Subpoenas") from a Grand Jury in the United States District Court, Central District of California requesting the production of documents covering a broad range of matters over various time periods. In March 1998, the Company was advised that the office of the United States Attorney for the Central District of California is considering the Company, Mr. Panic and a former officer of the Company targets of the investigation. The Company was also advised that certain current and former officers of the Company are considered subjects of the investigation. The Company has and continues to cooperate in the Grand Jury Investigation. A number of current and former employees of the Company have been interviewed by the government in connection with the investigation.

     The ultimate outcome of the SEC and Grand Jury investigations cannot be predicted and any unfavorable outcome could have a material adverse effect on the Company.

     DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its management, including Milan Panic, its Chairman and Chief Executive Officer. The loss of the services of its management could have a material adverse effect on the Company. The Company cannot predict what effect, if any, the Commission's investigation of the Company, as described under "Potential Litigation Exposure," the Subpoena and the possibility of a civil action against the Company and/or Mr. Panic, as described under "Potential Litigation Exposure," may have on Mr. Panic's ability to continue to devote services on a full time basis to the Company. See " -- Potential Litigation Exposure". In addition, Mr. Panic, who served as Prime Minister of
Yugoslavia from July 1992 to March 1993, remains active in Yugoslavian politics and may again serve in a governmental office in the future.

     POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole(R). While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole(R), has been successfully maintained against the Company or any of its predecessors, a substantial claim, if successful, could have a material adverse effect on the Company.

     GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans in such respective jurisdictions. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application or of existing drugs or compounds for new applications will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals.

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Yugoslavia and Mexico, which have created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

     COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. Others may succeed in developing products that are more effective than those marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. In early 1996, MedImmune, Inc. began marketing in the United States RespiGam(R), a prophylactic drug for the treatment of RSV. The Company is aware of several other ongoing research and development programs which are attempting to develop new prophylactic and therapeutic products for treatment of RSV. Although the Company will follow publicly disclosed developments in this field, on the basis of currently available data, it is unable to evaluate whether RespiGam(R) or the other technology being developed in these programs poses a threat to the Company's current market position in the treatment of RSV or its revenue streams. In addition, a number of companies and researchers are engaged in developmental efforts for the treatment of Hepatitis C, including through the use of protease inhibitors. The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire.

     INDEBTEDNESS AND OTHER OBLIGATIONS OF THE COMPANY

     As of September  30, 1997,  after giving  effect to the  redemption of certain indebtedness of the Company in November 1997 (see "Recent Developments") and repayment of indebtedness related to the Company's acquisition of a plant in Puerto Rico, the Company had outstanding long-term debt of [$342,000,000]. The indenture for certain of the Company's debt contains, and other debt instruments of the Company may in the future contain, a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates, and otherwise restrict certain corporate activities. The Company's strategy contemplates continued strategic acquisitions, and a portion of the cost of such acquisitions may be financed through additional indebtedness. There can be no assurance that financing will continue to be available on terms acceptable to the Company or at all. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions or developments and to absorb adverse operating results may be adversely affected.

                            RECENT DEVELOPMENTS

     On March 5, 1998, the Company announced that, for the twelve months ended December 31, 1997, sales increased to $752,000,000 from $614,000,000 in 1996, net income increased to $114,000,000 from $87,000,000 in 1996, basic earnings per share increased to $1.93 from $1.75 in 1996, and diluted earnings per share increased to $1.69 from $1.51 in 1996. The Company further announced that, for the three months ended December 31, 1997, sales increased to $256,000,000 from $174,000,000 for the same period in 1996, net income increased to $36,000,000 from $29,000,000 for the same period in 1996, basic earnings per share increased to 55 cents from 54 cents for the same period in 1996, and diluted earnings per share increased to 49 cents from 46 cents for the same period in 1996. The Company previously disclosed that it would limit sales to the Yugoslavian government. As a result, in Yugoslavia, sales went from $267,000,000 in 1996 to $225,000,000 in 1997, a decline of 16%.

     On February 24, 1998, the Company acquired from SmithKline Beecham plc ("SKB") the Asian, Australian and African rights to 39 prescription and over-the-counter pharmaceutical products, including Actal, Breacol, Coracten, Eskornade, Fefol, Gyno-Pevaryl, Maxolan, Nyal, Pevaryl, Ulcerin and Vylcim. The Company received the product rights in exchange for $45,500,000 payable in a combination of $22,500,000 in cash and preferred stock convertible into approximately 410,000 shares of Common Stock (the "SKB Shares") based on a price of $56.05 per share. Except under certain circumstances, SKB has agreed not to sell the SKB Shares until November 4, 1999. The Company has agreed to pay SKB an additional amount in cash (or, under certain circumstances, shares of Common Stock) to the extent proceeds received by SKB from the sale of the SKB Shares during a specified period from and after November 4, 1999 and the then market value of the unsold SKB Shares do not provide SKB with an average value of $69.00 per share (including any dividend paid on the SKB Shares). Alternatively, SKB is required to pay the Company an amount, in cash or shares of Common Stock, to the extent that such proceeds and market value provide SKB with an average per share value in excess of $69.00 per share (including any dividend paid on the SKB Shares). The preceeding share and per share amounts do not give effect to the three for two stock split in the nature of a dividend payable on March 16, 1998.

     On February 24, 1998, the United States District Court for the Central District of California gave final approval to the settlement of a consolidated class action lawsuit alleging that the Company and certain officers of the Company had made misrepresentations of material facts and omitted to state material facts in 1994 and 1995 concerning the Company's NDA for the use of Virazole(R) for monotherapy treatment of chronic hepatitis C (the "Hepatitis C NDA"), in violation of the federal securities laws. Pursuant to the settlement, the Company has paid the class $15,000,000. At the hearing related to the settlement, no objections were made to the settlement. The time for any appeal from the approval will expire on or about March 26, 1998.

     On February 18, 1998, the Company declared a three for two split of the Common Stock in the nature of a dividend payable on March 16, 1998. The record date of the stock split was February 17, 1998.

     In February 1998, the Company committed to investing $300,000,000 in Russia over the next five years, $47,000,000 of which will be used for the construction of a new pharmaceutical plant in connection with its modernization of ICN Oktyabr. The new factory, the construction of which is expected to be completed in 2000, will comply with Good Manufacturing Practice (GMP) Standards. See "The Company."

     On December 5, 1997, the Company acquired the U.S. rights to Efudix and Librium from Roche and the worldwide rights to Levo-Dromoran and Tensilon from subsidiaries of Roche for a total aggregate purchase price of approximately $89,000,000 (the purchase price for which was paid utilizing the price appreciation in the Common Stock issued to Roche in August 1997). In August 1997, the Company had acquired worldwide rights to seven Roche products, rights outside of the United States to Efudix and Librium and an option to obtain the U.S. rights to these two products. See "The Company."

     On November 16, 1997, the Company completed its redemption of its 8 1/2% Convertible Subordinated Notes due 1999 (the "8 1/2% Notes") at 102.125% of the principal amount plus accrued interest. In addition, on November 7, 1997, the Company completed its redemption of the 5 5/8% Xr Capital Holding Exchangeable Certificates due 2001 (the "5 5/8% Certificates"), issued by a trust (the "Trust") established by the Company in 1986, at 100% of the principal amount plus accrued interest. In connection with the redemption of the 8 1/2% Notes, $114,800,000 in principal amount were converted into 5,200,000 shares of Common Stock, and the balance of $61,000 in principal amount was redeemed for cash at 102.125% of the principal amount. In connection with the redemption of the 5 5/8% Certificates, Swiss Francs 59,000,000 in principal amount were exchangeable into 1,300,000 shares of Common Stock, and the balance of Swiss Francs 180,000 in principal amount was redeemed for cash at 100% of the principal amount plus accrued interest. As part of the redemption and the termination of the Trust, Swiss Francs 36,000,000 of collateral was released and became available to the Company for general corporate purposes. The preceeding share and per share amounts do not give effect to the three for two stock split in the nature of a dividend payable on March 16, 1998.

                              USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock that may be issued to the Certificate holders upon the exchange of the Certificates or from any sales of the Common Stock by the Rzeszow Employees.

     Certificate holders are referred to the terms of the Certificates and the related agreements pertaining to such rights for information regarding their exchange rights. Copies of the indenture and related documents are attached as an exhibit to the Registration Statement of which this Prospectus is a part.

     The transfer agent for the Common Stock is the American Stock Transfer & Trust Company unless and until a successor is selected by the Company.

                            SELLING STOCKHOLDERS

     The Company agreed to issue 75 shares of Common Stock to each of the Rzeszow Employees in an offering made outside of the United States under Regulation S of the Securities Act. The total number of shares of Common Stock offered to the Rzeszow Employees was 47,550 shares. This Prospectus covers the resale from time to time of the Rzeszow Shares. Because the Rzeszow Employees may sell all or part of the Rzeszow Shares that they hold pursuant to this Prospectus and because this Offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Company's shares of Common Stock that will be held by the Rzeszow Employees upon termination of this Offering.

     As of March 10, 1998, the Company had outstanding approximately 71,554,945 shares of Common Stock. The Common Stock to be sold by the Rzeszow Employees represents in the aggregate less than 1% of the outstanding shares of Common Stock.

                            PLAN OF DISTRIBUTION

     This Prospectus has been prepared for the benefit of the Certificate holders who exchange Certificates for the Common Stock. There can be no assurance that any of the Certificate holders will exchange any of the Certificates into Common Stock.

     The Rzeszow Shares may be sold from time to time by the Rzeszow Employees or by their transferees and assigns. Such sales may be made in the over-the-counter market, on the NYSE or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Rzeszow Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Rzeszow Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Rzeszow Employees and any broker-dealers, agents or underwriters that participate with the Rzeszow Employees in the distribution of the Rzeszow Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Rzeszow Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock, during any applicable "restricted period" prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Rzeszow Employees will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, the provisions of which may limit the timing of purchases and sales of Common Stock by the Rzeszow Employees.

     To the extent required, the Company will use its best efforts to file, during any period in which exchanges are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                               LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Company. As of March 10, 1998, Mr. Watt beneficially owned 149,509 shares of Common Stock, including 146,517 shares which he has the right to acquire upon the exercise of currently exercisable stock options.

                       INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report, which includes an emphasis of matter paragraph related to the Company's net monetary assets at ICN Yugoslavia which would be subject to foreign exchange loss if a devaluation of the dinar was to occur, of Coopers & Lybrand L.L.P., independent public accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended September 30, 1997 and 1996, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part, that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the estimated expenses of the Registrant in connection with the distribution of the securities being registered hereunder. The Certificate holders and the Rzeszow Employees will not bear any of these expenses.


SEC Filing Fee......................................$9,030.12
Legal Fees and Expenses............................$25,000.00
Accounting Fees and Expenses.......................$20,000.00
Miscellaneous......................................$ 5,000.00
                                                   ----------
               Total ..............................$59,030.12

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant carries directors' and officers' liability insurance, covering losses up to $5,000,000 (subject to a $500,000 deductible).

     The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding.
Additionally, the indemnity agreements provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b)(7).

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16.    EXHIBITS

   4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp., previously filed as
          Exhibit 4.1 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

   4.2 Bylaws of the Registrant, previously filed as Exhibit 3.2 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference.

   4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration
          Statement on Form 8-A, dated November 10, 1994, which is incorporated herein by reference.

   4.4 Bio Capital Holding Trust Instrument between ICN Biomedicals, Inc., Ansbacher (C.I.) Limited and ICN Pharmaceuticals, Inc., dated as of January 26, 1987; Subscription Agreement between Ansbacher (C.I.) Limited, ICN Pharmaceuticals, Inc., and Banque Gutzwiller, Kurz, Bungener S.A. and the other financial institutions named therein dated as of January 26, 1987; Exchange Agency Agreement between ICN Biomedicals, Inc., Banque Gutzwiller, Kurz, Bungener S.A., and the other financial institutions named therein dated as of January 26, 1987; Guaranty between ICN Pharmaceuticals, Inc. and ICN Biomedicals, Inc. dated as of February 17, 1987 previously filed as Exhibit 10.9 to the Company's Form 10-Q for the quarter ended February 28, 1987, which is incorporated herein by reference.*

   4.5 Supplemental Agreement to the Bond Issue Agreement dated October 31, 1994 between ICN Biomedicals, Inc., ICN Pharmaceuticals, Inc., ICN Subsidiary Corp., ICN Merger Corp. and Ansbacher
          (Guernsey) Limited previously filed as Exhibit 10.32 to the Company's Form 10-K for the fiscal year ended December 31, 1994, dated March 31, 1995, which is incorporated herein by reference.

   4.6 Indenture between ICN Pharmaceuticals, Inc. and American Stock Transfer and Trust Company, as trustee, relating to $115,000,000 8 1/2% Convertible Subordinated Notes due 1999 (incorporated by reference to the Company's Annual Report on Form 10-K for the Year ended December 31, 1996).*

   4.7 Indenture, dated as of August 14, 1997, by and among ICN and United States Trust Company of New York (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Three Months ended June 30, 1997).*

   4.8 Warrant Agreement between Viratek, Inc. and H.J. Meyers & Co., Inc., previously filed as Exhibit 4.1 to Registration Statement No. 33-54678 on Form S-2, which is incorporated herein by reference.

   5. Opinion of David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered.

   15.1 Awareness Letter of Independent Accountant regarding Unaudited Interim Financial Information.

   15.2 Review Report of Independent Public Accountants for the period ended March 31, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference.

   15.3 Review Report of Independent Public Accountants for the period ended June 30, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

   15.4 Review Report of Independent Accountants for the period ended September 30, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   23.1   Consent  of   Coopers  &  Lybrand   L.L.P.   Independent   Public
          Accountants.

   23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).

   24.    Power  of  Attorney  (included   elsewhere  in  the  Registration
          Statement).

----------------

   * None of the other indebtedness of the Registrant exceeds 10% of its total consolidated assets. The Registrant will furnish copies of the instruments relating to such other indebtedness upon request.


ITEM 17.    UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa and State of California on March 12, 1998.


                                              ICN PHARMACEUTICALS, INC.


                                              /s/ Milan Panic
                                              -----------------------------
                                              By:  Milan Panic
                                              Chairman, President and Chief
                                                 Executive Officer

                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Milan Panic and David C. Watt his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.

SIGNATURE                        TITLE                             DATE



      /s/ Milan Panic
---------------------------
Milan Panic                    Chairman and Chief Executive    March 12, 1998
                               Officer
                               (Principal Executive Officer)

      /s/ John E. Giordani                                     March 12, 1998
---------------------------
John E. Giordani               Executive Vice President,
                               Chief Financial Officer
                               (Principal Financial and
                               Accounting Officer)

     /s/ Norman Barker, Jr.
---------------------------
Norman Barker, Jr.               Director                      March 12, 1998


 /s/ Senator Birch E. Bayh, Jr.
-------------------------------
                                 Director                      March 12, 1998
Senator Birch E. Bayh, Jr.

      /s/ Alan F. Charles
-------------------------------
Alan F. Charles                  Director                      March 12, 1998


      /s/ Roger Guillemin
-------------------------------
Roger Guillemin, M.D., Ph.D.     Director                      March 12, 1998


      /s/ Adam Jerney
-------------------------------
Adam Jerney                      Director, President, Chief    March 12, 1998
                                 Operating Officer

      /s/ Dale M. Hanson
-------------------------------
Dale M. Hanson                   Director                      March 12, 1998


      /s/ Weldon B. Jolley, Ph.D.
---------------------------------
Weldon B. Jolley, Ph.D.          Director                      March 12, 1998


      /s/ Andrei V. Kozyrev
-------------------------------
Andrei V. Kozyrev                Director                      March 12, 1998


      /s/ Jean-Francois Kurz
-------------------------------
Jean-Francois Kurz               Director                      March 12, 1998


      /s/ Thomas H. Lenagh
-------------------------------
Thomas H. Lenagh                 Director                      March 12, 1998


      /s/ Charles T. Manatt
-------------------------------
Charles T. Manatt                Director                      March 12, 1998


      /s/ Stephen D. Moses
-------------------------------
Stephen D. Moses                 Director                      March 12, 1998


      /s/ Michael Smith, Ph.D
-------------------------------
Michael Smith, Ph.D.             Director                      March 12, 1998


      /s/ Roberts A. Smith, Ph.D.
-------------------------------
Roberts A. Smith, Ph.D.          Director                      March 12, 1998


      /s/ Richard W. Starr
-------------------------------
Richard W. Starr                 Director                      March 12, 1998



INDEX TO EXHIBITS


   4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp.; previously filed as
          Exhibit 4.1 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

   4.2 Bylaws of the Registrant, previously filed as Exhibit 3.2 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference.

   4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration
          Statement on Form 8-A, dated November 10, 1994, which is incorporated herein by reference.

   4.4 Bio Capital Holding Trust Instrument between ICN Biomedicals, Inc., Ansbacher (C.I.) Limited and ICN Pharmaceuticals, Inc., dated as of January 26, 1987; Subscription Agreement between Ansbacher (C.I.) Limited, ICN Pharmaceuticals, Inc., and Banque Gutzwiller, Kurz, Bungener S.A. and the other financial institutions named therein dated as of January 26, 1987; Exchange Agency Agreement between ICN Biomedicals, Inc., Banque Gutzwiller, Kurz, Bungener S.A., and the other financial institutions named therein dated as of January 26, 1987; Guaranty between ICN Pharmaceuticals, Inc. and ICN Biomedicals, Inc. dated as of February 17, 1987 previously filed as Exhibit 10.9 to the Company's Form 10-Q for the quarter ended February 28, 1987, which is incorporated herein by reference.*

   4.5 Supplemental Agreement to the Bond Issue Agreement dated October 31, 1994 between ICN Biomedicals, Inc., ICN Pharmaceuticals, Inc., ICN Subsidiary Corp., ICN Merger Corp. and Ansbacher
          (Guernsey) Limited previously filed as Exhibit 10.32 to the Company's Form 10-K for the fiscal year ended December 31, 1994, dated March 31, 1995, which is incorporated herein by reference.

   4.6 Indenture between ICN Pharmaceuticals, Inc. and American Stock Transfer and Trust Company, as trustee, relating to $115,000,000 8 1/2% Convertible Subordinated Notes due 1999 (incorporated by reference to the Company's Annual Report on Form 10-K for the Year ended December 31, 1996).*

   4.7 Indenture, dated as of August 14, 1997, by and among ICN and United States Trust Company of New York (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Three Months ended June 30, 1997).*

   4.8 Warrant Agreement between Viratek, Inc. and H.J. Meyers & Co., Inc., previously filed as Exhibit 4.1 to Registration Statement No. 33-54678 on Form S-2, which is incorporated herein by reference.

   5. Opinion of David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered.

   15.1 Awareness Letter of Independent Accountant regarding Unaudited Interim Financial Information.

   15.2 Review Report of Independent Public Accountants for the period ended March 31, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference.

   15.3 Review Report of Independent Public Accountants for the period ended June 30, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

   15.4 Review Report of Independent Accountants for the period ended September 30, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   23.1   Consent  of   Coopers  &  Lybrand   L.L.P.   Independent   Public
          Accountants.

   23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).

   24.    Power  of  Attorney  (included   elsewhere  in  the  Registration
          Statement).

___________________________

* None of the other indebtedness of the Registrant exceeds 10% of its total consolidated assets. The Registrant will furnish copies of the instruments relating to such other indebtedness upon request.